Exhibit (l)

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

November 15, 2023

Palmer Square Capital BDC Inc.

1900 Shawnee Mission Parkway, Suite 315

Mission Woods, KS 66205

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Palmer Square Capital BDC Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File No. 333-274967) (as amended from time to time, the “Registration Statement”), filed as of the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of shares of common stock, par value $0.001 per share, of the Company (together with (1) any shares of such common stock that may be sold pursuant to the option granted to the underwriters in the Underwriting Agreement (as defined below) and/or (2) any additional shares of such common stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act), the “Shares”) in an underwritten initial public offering of the Shares, which are to be sold by the Company pursuant to an underwriting agreement substantially in the form filed as Exhibit (h) to the Registration Statement  (the “Underwriting Agreement”), by and among the Company, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, BofA Securities, Inc., RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several underwriters named therein.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Underwriting Agreement;
(iii)	the Articles of Amendment and Restatement to the Articles of Incorporation of the Company;

(iv)	the Bylaws of the Company;

(v)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date; and

(vi)	resolutions of the board of directors of the Company (the “Board”) relating to, among other things, the authorization, offer, issuance and sale of the Shares, certified as of the date of this opinion letter by an officer of the Company.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and certificates and written statements of agents, officers, directors and representatives of the Company. We have not independently established the facts or, in the case of certificates of public officials, the other statements so relied upon.

In our examination, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents examined by us in connection with rendering this opinion, (ii) the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies, (iii) the legal capacity of all natural persons and (iv) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company). We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (a) the Board or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Shares as contemplated by the Registration Statement and the Underwriting Agreement and (b) the Company shall have received the consideration for the Shares specified in the resolutions of the Board or a duly authorized committee thereof.

The opinion set forth in this letter relates only to the Maryland General Corporation Law as in effect on the date of this opinion letter, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP